Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Nos. 333-197955, 333-202355, 333-210179, 333-216339, 333-223323, 333-229928, 333-236967, 333-253473, and 333-262973 on Form S-8 and Registration Statement No. 333-240085 on Form S-3ASR, relating to the financial statements of Moelis & Company and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 23, 2023